Exhibit 99.1

Neon Therapeutics Appoints Industry Veteran Robert Bazemore to its Board of Directors

— Seasoned executive brings more than 20 years of biopharmaceutical industry experience —

Cambridge, Mass. — November 7, 2018 — Neon Therapeutics, Inc. (Nasdaq: NTGN), a clinical-stage immuno-oncology company developing neoantigen-based therapeutics, today announced the appointment of Robert Bazemore to its Board of Directors. Mr. Bazemore is currently President and Chief Executive Officer of Epizyme, Inc.

“Rob is an accomplished biopharmaceutical executive and we are delighted to welcome him to our Board of Directors,” said Hugh O’Dowd, President and Chief Executive Officer of Neon. “His success advancing novel therapeutics through discovery, clinical development and commercial launch will be invaluable as we work to propel our pipeline of personal and precision therapies through the clinic, with the ultimate goal of improving outcomes for patients who suffer from a wide range of cancers.”

“With its exciting, cutting-edge science, Neon has the potential to fundamentally alter the immunotherapy treatment landscape,” said Mr. Bazemore. “What drew me to Neon was the opportunity to work alongside this highly experienced and accomplished management team and Board of Directors, as well as the broad applicability of Neon’s novel platform. I look forward to helping the company advance its portfolio strategy and translate the promise of neoantigen-targeted therapies into important new medicines for patients.”

Mr. Bazemore has served as President and Chief Executive Officer and member of the Board of Directors of Epizyme since September 2015. Prior to joining Epizyme, Mr. Bazemore served as Chief Operating Officer of Synageva BioPharma. While at Synageva, he helped to establish the company’s global commercial and medical organization to support the first product launch and helped lead the broader transition to a sustainable commercial enterprise through its acquisition in July 2015. Prior to that, Mr. Bazemore held several senior leadership positions at Johnson & Johnson, including President of Janssen Biotech, where he led the successful launches of numerous products and indications, including the U.S. launches of the oncology therapies ZYTIGA® and IMBRUVICA®. He also currently serves as a member of the Board of Directors of Ardelyx, Inc.  Mr. Bazemore received a B.S. in Biochemistry from the University of Georgia.

About Neon Therapeutics

Neon Therapeutics is a clinical-stage immuno-oncology company and a leader in the field of neoantigen-targeted therapies, dedicated to transforming the treatment of cancer by directing the immune system towards neoantigens. Neon is using its neoantigen platform to develop both vaccine and T cell therapies, including NEO-PV-01, a clinical stage neoantigen vaccine for the treatment of metastatic melanoma, non-small cell lung cancer, and bladder cancer; NEO-PTC-01, a neoantigen T cell therapy for the treatment of solid tumors; and NEO-SV-01, a neoantigen vaccine for the treatment of a subset of estrogen-receptor-positive breast cancer.

For more information, please visit www.neontherapeutics.com.

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